Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 4, 2020, with respect to the financial statements of Skillz Inc. included in the Registration Statement (Form S-1) and related Prospectus for the registration of shares of its common stock and warrants to purchase shares of common stock.

/s/ Ernst & Young LLP

Redwood City, California

February 8, 2020